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                                                                   Exhibit 99.01

Monday March 6, 8:01 am Eastern Time

Company Press Release

Sylvan Learning Systems Completes Sale of Prometric Testing Division

BALTIMORE--(BUSINESS WIRE)--March 6, 2000--Sylvan Learning System (NASDAQ:SLVN -
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news) a leading provider of education services, announced today that it has
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completed the sale of its computer-based testing division, Prometric, Inc., to
The Thomson Corporation (TSE:TOC - news) for $775 million in cash, or over $600
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million net of tax and transaction costs.

As previously announced, Sylvan plans to use the proceeds from the sale of Prometric as follows: approximately $130 million to be used to repay the company's revolving credit facility; $100 million committed for expansion of the international university initiative; and additional funds to repurchase the company's shares at amounts and times the Board determines are appropriate.

The company also plans to commit $220 million in cash to launch an internet incubator that will focus on bringing emerging internet technology solutions to the education and training marketplace.

The sale of its testing division is a part of Sylvan's new business strategy. Announced last week, the new strategy focuses the company's operating business on providing consumer-oriented education services, while launching an internet incubator that will concentrate on investing in and starting companies that have strong potential for market leadership in the education internet space.

"We are very excited as we move forward with our new strategy that we believe allows for growth and profitability of Sylvan's operating companies while establishing the leadership position in the internet market for education and training," said Douglas Becker, the Chairman and CEO of Sylvan Learning Systems. "Our goal is to become the true 'clicks-and-mortar' leader in the education industry."

About Sylvan Learning Systems

Sylvan Learning Systems, Inc. (www.sylvan.net) is the leading provider of
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educational services to families, schools and industry. The Sylvan Learning
Centers and Contract Education Services divisions provides personalized instruction services to K-12 students through direct consumer relationships and under contract to school systems.

Sylvan provides courses to adult students throughout the world in the areas of English language, Teacher Training and accredited University offerings through the Wall Street Institute/ ASPECT, Canter and Sylvan International Universities subsidiaries.

Through its affiliate, Caliber Learning Network, Inc., Sylvan also has the ability to distribute world-class adult professional education and training programs.

This release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

Contact:
          Sylvan Learning Systems
          Christine Mohrmann, Vice President, Investor Relations
          410/843-8732